                                                                  EXHIBIT (b)(5)

            Neither the Warrant represented by this certificate nor the underlying shares of stock have been registered pursuant to the Securities Act of 1933, as amended, or any state securities law. Neither this Warrant nor the underlying stock, nor any portion thereof or interest therein, may be sold, transferred or otherwise disposed of unless the same is registered and qualified in accordance with said Act and any applicable state securities law or, in the opinion of counsel reasonably satisfactory to the Company, such registration and qualification are not required.

Series A

Warrant No. 1                                                       July 8, 2004

                                     WARRANT

                  to Purchase 260,258 Shares of Common Stock of

                              INTEGRITY MEDIA, INC.

            THIS CERTIFIES THAT, for value received, KEY PRINCIPAL PARTNERS III LLC, a Delaware limited liability company, having an address at 800 Superior Avenue, 10th Floor, Cleveland, Ohio 44114 ("KPP"), or registered assigns (the "holder"), is entitled to purchase from INTEGRITY MEDIA, INC., a corporation organized and existing under the laws of the State of Delaware and having an address at 1000 Cody Road, Mobile, Alabama 36695, or any successor (the "Company"), in whole or in part, at an initial purchase price of $0.01 per share, at any time from the date hereof to and including July 8, 2012; or if later, the date upon which the Senior Subordinated Notes (as defined in Section 9 below) have been paid in full (the "Final Exercise Date"), 260,258 shares of the Common Stock, $.01 par value, of the Company (the "Common Stock") (such shares being equal to 5.95% of the fully diluted outstanding shares of Common Stock as of the date hereof (the "Equity Percentage")), all subject to the terms and conditions set forth below.

            Certain terms used in this Warrant are defined in Section 9.

            This Warrant is one of a series designated Series A Warrants and is issued for good and valuable consideration, receipt of which is hereby acknowledged by the Company, and is being issued in connection with the Purchase Agreement (as defined in Section 9 below) among the Company, KPP, and KPP Investors II L.P., a Delaware limited partnership ("KPP II", and together with KPP the "Purchasers" and each a "Purchaser").

            The number of shares of Common Stock purchasable hereunder ("Warrant Shares") and the Warrant Purchase Price payable therefor are subject to adjustment as hereinafter set forth.

            This Warrant is subject to the following provisions, terms and conditions:

            1.    (a)   Exercise of Warrant. The rights represented by this
Warrant may be exercised by the holder hereof, in whole or in part, by (i) the delivery of this Warrant, together with a properly completed Subscription Form in the form attached hereto, to the principal office of the Company set forth above (or to such other address as the Company may designate by notice in writing to the holder hereof), and (ii) payment to the Company, by cash or by certified check or bank draft, of the aggregate Warrant Purchase Price for the Warrant Shares being purchased. The Company agrees that the Warrant Shares so purchased shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been delivered to the Company and payment made for such shares as aforesaid. Certificates for the Warrant Shares so purchased shall be delivered to the holder hereof within five (5) business days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised, in all other respects identical with this Warrant, also shall be issued and delivered to the holder hereof within such time, or, at the request of such holder, appropriate notation may be made on this Warrant and signed by the Company and the same returned to such holder.

                  (b) Transfer Restriction Legend. Each certificate for Warrant Shares issued upon exercise of this Warrant, unless at the time of exercise such Warrant Shares are registered under the Securities Act, shall bear the following legend (and any additional legend required by applicable law or rule) on the face thereof:

            The shares of stock represented hereby have not been registered pursuant to the Securities Act of 1933, as amended, or any state securities law. Neither these shares, nor any portion thereof or interest therein, may be sold, transferred or otherwise disposed of unless the same are registered and qualified in accordance with said Act and any applicable state securities law, or, in the opinion of counsel reasonably satisfactory to the Company, such registration and qualification are not required.

The provisions of Section 2 shall be binding upon all holders of certificates bearing the above legend and shall also be applicable to all holders of this Warrant.

                  (c) Expenses and Taxes on Exercise. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, execution and delivery of any stock certificates and substitute Warrants pursuant to this Section 1, except that, in case such stock certificates or Warrants shall be registered in a name or names other than the name of the holder of this Warrant, funds sufficient to pay all stock transfer taxes which shall be payable upon the execution and delivery of such stock certificates or Warrants shall be paid by the holder hereof to the Company at the time of delivering this Warrant to the Company for exercise.

            2.    (a)   Warrant and Warrant Shares Not Registered. The holder of
this Warrant, by acceptance hereof, represents and acknowledges that this Warrant and the Warrant Shares which may be purchased upon exercise of this Warrant are not being registered under the Securities Act, that the issuance of this Warrant and the offering and sale of such Warrant Shares are being made in reliance on the exemption from registration under Section 4(2) of the Securities Act as not involving any public offering and that the Company's reliance on such exemption is predicated in part on the representations made by the initial holder of this Warrant to the Company that such holder (1) is acquiring this Warrant for investment for its own account, with no present intention of reselling or otherwise distributing the same, provided, nevertheless, that the disposition of its property shall at all times be within its control, (2) is an "accredited investor" as defined in Regulation D under the Securities Act and
(3) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments made or to be made in connection with the acquisition and exercise of this Warrant. Neither this Warrant nor the related Warrant Shares may be transferred except (i) pursuant to an effective registration statement under the Securities Act pursuant to Section 2(c), (ii) to any affiliate, or a nominee, of the holder hereof or thereof, or (iii) in the case of transfers other than those described in clauses (i) and (ii) preceding, upon the conditions specified in Section 2(b), which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act in respect of the transfer of this Warrant or of such Warrant Shares.

                  (b) Notice of Transfer; Opinion of Counsel. The holder of this Warrant, by acceptance hereof, agrees that prior to the disposition of this Warrant or of any Warrant Shares, such holder will give written notice to the Company expressing such holder's intention to effect such disposition together with (1) an opinion of independent counsel as may be designated by such holder and reasonably satisfactory to the Company as to the necessity or non-necessity of registration under the Securities Act, and (2) such counsel's opinion (or other evidence reasonably satisfactory to the Company) that such disposition will also be in compliance with applicable state securities law, and the following provisions shall apply:

                        (i) If in the opinion of such counsel, the proposed disposition does not require registration under the Securities Act of this Warrant or the Warrant Shares issuable or issued upon the exercise of this Warrant, such holder shall be entitled to dispose of this Warrant or the Warrant Shares theretofore issued upon the exercise hereof, all in accordance with the terms of the notice delivered by such holder to the Company.

                        (ii) If in the opinion of such counsel, such proposed disposition may require such registration of this Warrant or the Warrant Shares issuable or issued upon the exercise of this Warrant, the holder of this Warrant shall not be entitled to transfer this Warrant or such Warrant Shares without such registration.

            (c) Registration Rights. The holder of this Warrant or the Warrant Shares shall have the registration rights and other rights related thereto set forth in the Registration Rights Agreement (as defined in Section 9 below).

            3. Other Government Approvals. If in connection with this Warrant or any Warrant Shares issuable or issued pursuant hereto the Company is required to obtain or make any further declaration, qualification or registration with or approval of any governmental or regulatory official or authority before Warrant Shares issued pursuant hereto may be transferred or before such Warrant Shares may be issued upon the exercise hereof, the Company will at its sole expense take all requisite action in connection with such declaration, qualification, registration or approval and will use its best efforts to cause such Warrant Shares or this Warrant to be duly registered or approved as may be required.

            4. Special Agreements of the Company. The Company covenants and agrees that:

                  (a) Character of Warrant Shares. All Warrant Shares, upon issuance, will be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Company will take from time to time all such action as may be required to ensure that the par value per share (if any) of the Common Stock is at all times equal to or less than the then effective Warrant Purchase Price per share of the Warrant Shares issuable pursuant to this Warrant.

                  (b) Reservation of Shares. During the period within which the rights represented by this Warrant may be exercised, the Company will have at all times authorized and reserved (free from preemptive rights except as provided in the Shareholder Agreement (as defined in Section 9 below)) for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide therefor.

                  (c) Listing on Securities Exchange. The Company will procure at its sole expense the listing of all Warrant Shares (subject to issuance or notice of issuance) on all stock exchanges on which the shares of the Common Stock are then listed, if any, and maintain the listing of such shares and other securities after issuance.

                  (d) No Violations. The Company will take all such action as may be necessary to ensure that Warrant Shares may be so issued without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the Common Stock of the Company may be listed, if any.

                  (e) Maintain Authorized Shares. The Company will not take any action which would result in any adjustment of the Warrant Purchase Price if the total number of Warrant Shares issuable after such action upon full exercise of all then outstanding Warrants of the Company, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all Options (as defined in Section 5(c) below) to purchase Common Stock and upon conversion of all Convertible Securities (as defined in Section 5(c) below) then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation, as then amended.

                  (f) Actions in Avoidance; Nondilution. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in carrying out all of the provisions of this Warrant and in taking all of such action as may be necessary or appropriate in order to protect the rights of the holders of this Warrant against dilution or other impairment. Without limiting the foregoing, the Company will ensure that, upon exercise of all of the Series A Warrants, the aggregate Warrant Shares with respect to all Series A Warrants will represent not less than 7.0% of the outstanding shares of the Company's Common Stock on a fully diluted basis as of the date hereof (as adjusted pursuant to Section 5 hereof).

                  (g) No Issuance of Certain Stock. The Company will not issue any capital stock of any class which has rights to be preferred as to dividends or as to the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up unless such rights shall be limited to a fixed sum or percentage of par value in respect of participation in dividends and in the distribution of such assets.

                  (h) Financial Information. The Company will provide the holder copies of all financial statements, reports and other information required to be delivered pursuant to the Purchase Agreement as in effect on the Closing Date thereunder (whether or not in effect at any time thereafter) at the times required to be delivered and in addition, promptly after requested, such other information concerning the Company as any holder may reasonably require
(A) in order to comply with any law or governmental regulation, order of any court, or order, inquiry or investigation of any governmental agency or instrumentality, or (B) in order to exercise any right or privilege of such holder or to enforce any obligation of the Company under this Warrant or any agreement or instrument executed and delivered in connection herewith.

                  (i) Reports of Ownership. The Company will periodically (but not less often than quarterly) review its stock records and other relevant corporate records in order to determine whether any holder is or has become the beneficial owner of a percentage of any class of equity securities of the Company which requires the holder to make any filings or declarations to or with the Company, the Commission or any securities exchange pursuant to the Exchange Act, or any comparable federal statute, and it will give prompt notice to any holder whenever it shall have determined, based on such review, that such holder is subject to any such requirement.

                  (j) No Change in Business. Neither the Company nor any Subsidiary will engage in any business other than the production, publishing and distribution of Christian content via media such as recorded music, videos, film, television, radio, internet or books and other print media and related products.

                  (k) Transactions with Affiliates. Except as permitted pursuant to the Purchase Agreement, neither the Company nor any Subsidiary will engage in any transaction with an affiliate of the Company other than a wholly-owned Subsidiary except on an arms-length basis and on terms no less favorable than could have been obtained from an unaffiliated third party.

                  (l) Limitation on Additional Debt. At all times prior to an Initial Public Offering, neither the Company nor any Subsidiary shall create, incur, guarantee or assume any Debt (as defined in the Purchase Agreement) to the extent prohibited by the Purchase Agreement as in effect from time to time, or, if no longer in effect, as was in effect on the final date of such effectiveness; provided, that the restrictions set forth in this Section 4(m) shall terminate on the earlier of (i) one hundred eighty (180) days after the first time on which the Majority Holders have successfully exercised their Put Right (as defined in the Shareholder Agreement) pursuant to the provisions of the Shareholder Agreement with respect to less than all of their Warrants and Warrant Shares pursuant to the provisions of the Shareholder Agreement and have received full payment in cash of the Put Price (as defined in the Shareholder Agreement) payable thereunder and (ii) the date on which the Majority Holders have successfully exercised their Put Right with respect to all of their Warrants and Warrant Shares pursuant to the provisions of the Shareholder Agreement and have received full payment in cash of the Put Price payable thereunder.

                  (m) Shareholder Agreement. Contemporaneously herewith, the Company will, and will cause its stockholders to, enter into the Shareholder Agreement, which Shareholder Agreement will provide for, among other things, (i) KPP II's designation of one (1) member of the Company's Board of Directors; (ii) the Purchasers' designation of one (1) observer to the Company's Board of Directors; (iii) certain tag-along rights in the event of any sale of Common Stock by the Company's stockholders (other than either of the Purchasers); and
(iv) certain drag-along obligations in the event of a sale, for cash, of all of the Common Stock of the Company to an unaffiliated third party.

                  (n) Board Meetings. Meetings of the Company's Board of Directors will be held at least quarterly. The Company will give written notice of each meeting of its Board of Directors, and each committee thereof, as provided in Section 2.5 of the Shareholder Agreement, to the holder (as well as the Board member and observer appointed pursuant to the Shareholder Agreement). The Company will reimburse the holder for the reasonable out of pocket expenses of its appointed Board member and observer incurred in attending any such meeting.

                  (o) Authorization. The execution, delivery and performance by the Company of this Warrant (i) has been duly authorized by all requisite corporate action on the part of Company and (ii) do not and will not violate or conflict with, in any material respect, (A) any provision of law, rule or regulation, (B) the Certificate of Incorporation or Bylaws of the Company, or
(C) any indenture, agreement or other instrument to which the Company is a party, nor conflict with the terms of, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument.

            5.    (a)   Anti-Dilution Provisions. The number of shares of Common
Stock for which this Warrant is exercisable, and the Warrant Purchase Price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as is more fully set forth in this Section 5.

                  (b) Adjustment of Warrant Purchase Price. If at any time the Company shall

                        (i) declare a dividend or make a distribution on its outstanding Common Stock in Common Stock or Convertible Securities, or

                        (ii) subdivide or reclassify any of its outstanding Common Stock into a greater number of shares; or

                        (iii) combine or reclassify any of its outstanding Common Stock into a smaller number of shares;

then, upon the occurrence of such event or action, the Warrant Purchase Price shall be adjusted, effective immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, to the price calculated by multiplying the Warrant Purchase Price in effect immediately prior to such record date or effective date by a fraction, the numerator of which is the total number of fully diluted outstanding shares of Common Stock immediately prior to giving effect to such dividend, distribution, subdivision, combination or reclassification, and the denominator of which is the total number of shares of fully diluted outstanding shares of Common Stock immediately after giving effect to such dividend, distribution, subdivision, combination or reclassification.

                  (c) Issuance or Sale of Common Stock at Below Market Price. If at any time the Company shall issue or sell any shares of its Common Stock or options or warrants for its Common Stock ("Options") or any stock or securities convertible into or exchangeable for Common Stock ("Convertible Securities"), other than Common Stock, Options or Convertible Stock issued to any officers or employees of the Company at any time after the date of this Warrant, for a consideration per share less than the Market Price (as defined in Section 5(i) below), or in the case of Options, for consideration per share, including the exercise price of the Options, less than the Market Price, then, upon the occurrence of such event, the Warrant Purchase Price shall be reduced to a price equal to an amount determined by multiplying the Warrant Purchase Price in effect immediately prior to the time of such event by a fraction, the numerator of which shall be (i) the sum of (A) the product of (x) the number of fully diluted outstanding shares of Common Stock immediately prior to such event times
(y) the Market Price immediately prior to such event plus (B) the consideration, if any, received by the Company upon such issue or sale, and the denominator of which shall be (ii) the product of (A) the total number of fully diluted outstanding shares of Common Stock immediately after such event, times (B) the Market Price immediately prior to such event; provided that upon forfeiture or surrender of any Options or Convertible Securities before the exercise of this Warrant, the number of Warrant Shares purchasable shall be readjusted as though such Options or Convertible Securities had never been issued. Notwithstanding the foregoing, Options issued at less than Market Price for up to 516,000 shares of Common Stock (which shall be treated as outstanding shares of Common Stock) which are the subject of currently outstanding Options issued to officers or employees of the Company pursuant to the Company's 1994 Stock Option Plan and 1999 Stock Option Plan and set forth on Exhibit 5.5(b) to the Purchase Agreement as in effect as of the date hereof, shall not be subject to the anti-dilution protections set forth in this Section 5(c).

                  (d) Issuance or Sale of Options, Warrant or Convertible Securities. If at any time after the date hereof the Company shall issue or sell any shares of its Common Stock, any Options or any Convertible Securities to any officers or employees of the Company then, upon the occurrence of such event, the number of Warrant Shares purchasable hereunder shall be increased by a number determined (calculated to the nearest .001 of a share) by multiplying (i) the Equity Percentage by (ii) the difference of (A) the number of fully diluted outstanding shares of Common Stock immediately after such event minus (B) the number of fully diluted outstanding shares of Common Stock immediately prior to such event. Notwithstanding the foregoing, Options issued at less than Market Price for up to 516,000 shares of Common Stock (which shall be treated as outstanding shares of Common Stock) which are the subject of currently outstanding Options issued to officers or employees of the Company pursuant to the Company's 1994 Stock Option Plan and 1999 Stock Option Plan and set forth on
Exhibit 5.5(b) to the Purchase Agreement as in effect as of the date hereof, shall not be subject to the anti-dilution protections set forth in this Section 5(d). Upon forfeiture or surrender of any Options or Convertible Securities issued to officers or employees of the Company before the exercise of this Warrant, the number of Warrant Shares purchasable shall be readjusted as though such Options or Convertible Securities had never been issued

                  (e) Adjustment of Number of Warrant Shares Purchasable. Upon any adjustment of the Warrant Purchase Price as provided in Section 5(b) or (c) above, the holder hereof shall thereafter be entitled to purchase, at the Warrant Purchase Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest .001 of a share) obtained by multiplying the Warrant Purchase Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable on the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Warrant Purchase Price resulting from such adjustment.

                  (f) Calculation of Adjustment. Any adjustment of the Warrant Purchase Price pursuant to this Section 5 shall be calculated to $.000001 per share of Common Stock.

                  (g) Reorganization, Reclassification or Recapitalization of the Company. In case of any reorganization, reclassification or recapitalization of the capital stock of the Company (other than in the cases referred to in Section 5(b) above), or in case of the consolidation or merger of the Company with or into another corporation, or in case of the sale or transfer of the property of the Company as an entirety or substantially as an entirety, there shall thereafter be deliverable, upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the number of Warrant Shares theretofore deliverable, as appropriate), the number of shares of stock or other securities or property which would otherwise have been deliverable upon the exercise of this Warrant or any portion hereof at the time, that the holder would have been entitled upon such reorganization, reclassification or recapitalization of capital stock, or upon such consolidation, merger or sale, and at the same aggregate Warrant Purchase Price.

            Prior to and as a condition of the consummation of any transaction described in the preceding paragraph, the Company shall cause effective provisions to be made so that the holder shall have the right thereafter by exercising this Warrant to purchase the kind and amount of shares of stock or other securities or property which would have been receivable upon such consummation had this Warrant been exercised in full immediately prior thereto. Any such provisions shall also include adjustments which shall be as nearly equivalent as practicable to the adjustments as provided for in this Section 5. Any such adjustment shall be made by and set forth in a supplemental agreement between the Company and the successor entity which agreement shall bind such entity.

                  (h) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 5 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then the holder of this Warrant may request in writing within one hundred twenty (120) days after the occurrence of such event that the Company examine the propriety of an adjustment to the Warrant Purchase Price and number of shares of Common Stock subject to this Warrant. Unless the Company and the holder of this Warrant shall have theretofore mutually agreed upon an adjustment, or that no adjustment is required, within thirty (30) days after the receipt of such request, the Company, at its expense, shall appoint a firm of independent public accountants of recognized national standing (which may be the regularly engaged accountants of the Company), to give an opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 5, necessary to preserve, the purchase rights represented by this Warrant. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holder of this Warrant and shall make the adjustments described therein. If such opinion states that no such adjustment is necessary, the holder hereof shall reimburse the Company for the cost and expense of such opinion.

                  (i) Market Price. The term "Market Price" on any day shall mean the average of the daily market prices of the Common Stock over a period of twenty (20) consecutive business days prior to the day as of which "Market Price" is being determined. The Market Price for each such business day shall be the average of the closing prices on such day of the Common Stock on all domestic exchanges on which the Common Stock is then listed (including in such term the NASDAQ National Market System), or, if there shall have been no sales on any such exchange on such date, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 3:30 P.M., New York time, on such day, or if the Common Stock shall not be quoted in the NASDAQ System, the average of the high and low bid and the asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If the Common Stock is listed on any domestic exchange (including in such term the NASDAQ National Market System) the term "business days" as used in this sentence shall mean business days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be deemed to be the Put Value as provided in the Shareholder Agreement, divided by the total number of outstanding shares of the Common Stock of the Company. Anything herein to the contrary notwithstanding, in the event that the Company shall issue any shares of Common Stock, Options or Convertible Securities in connection with the acquisition by the Company of the stock or assets of any other corporation or the merger of any other corporation into the Company, the Market Price shall be determined as of the date the number of shares of Common Stock, Options or Convertible Securities (or in the case of Convertible Securities other than stock, the aggregate principal amount of Convertible Securities) was determined (as set forth in a definitive written agreement between the Company and the other party to the transaction) rather than on the date of issuance of such shares of Common Stock, Options or Convertible Securities.

                  (j) Payments to Holders in Connection With Certain Dividends. If the Company declares a dividend upon any class of its capital stock (other than the payments in the aggregate amount of $3,000,000 permitted pursuant to Section 14.6(d) of the Purchase Agreement), then the Company shall pay over to the holders of Warrants, on the dividend payment date, the cash, stock or other securities and other property which the holders of Warrants would have received if such holder(s) had exercised this Warrant in full to purchase Common Stock and had been the record holder of such Common Stock on the date on which a record is taken for the purpose of such dividend, or, if a record is not taken, the date as of which the holders of Common Stock of record entitled to such dividend are to be determined.

                  (k) Notice of Adjustment. Whenever the Warrant Purchase Price and the number of Warrant Shares issuable upon the exercise of this Warrant shall be adjusted as herein provided, or the rights of holder hereof shall change by reason of other events specified herein, the Company shall compute the adjusted Warrant Purchase Price and the adjusted number of Warrant Shares in accordance with the provisions hereof and shall prepare a certificate signed by its President or Chief Financial Officer setting forth the adjusted Warrant Purchase Price and the adjusted number of Warrant Shares issuable upon the exercise of this Warrant or specifying the other shares of stock, securities or assets receivable as a result of such change in rights, and showing in reasonable detail the facts and calculations upon which such adjustments or other changes are based including a statement of the consideration received or to be received by the Company for, and the amount of, any Common Stock, Options and Convertible Securities issued since the last such adjustment or change (or since the date hereof in the case of the first adjustment or change). The Company shall cause to be mailed to the holder of this Warrant copies of such officer's certificate together with a notice stating that the Warrant Purchase Price and the number of Warrant Shares purchasable upon exercise of this Warrant have been adjusted and setting forth the adjusted Warrant Purchase Price and the adjusted number of Warrant Shares purchasable upon the exercise of this Warrant.

                  (l) Notifications to Holders. In case at any time the Company proposes:

                        (i) to declare any dividend or make any distribution upon any shares of its capital stock;

                        (ii) to issue any shares of Common Stock, Options or Convertible Securities (except upon the exercise of this Warrant or Options or the conversion or exchange of Convertible Securities in accordance with their terms);

                        (iii) to offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                        (iv) to effect any reorganization, reclassification or recapitalization of the capital stock of the Company, consolidation or merger of the Company with another corporation or sale or other disposition of all or substantially all of its assets; or

                        (v) to effect a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such events, the Company shall give the holder of this Warrant (A) at least twenty (20) business days' (but not more than ninety
(90) business days) prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such issuance, reorganization, reclassification, recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such issuance, reorganization, reclassification, recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) business days' (but not more than ninety (90) business days) prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

                  (m) Disputes. In the event that there is any dispute as to the computation of the Warrant Purchase Price or the number of Warrant Shares required to be issued upon exercise of this Warrant, the holder and the Company will retain an independent and nationally recognized accounting firm to conduct an audit of the computations pursuant to the terms hereof involved in such dispute, including the financial statements or other information upon which such computations were based. The determination of such nationally recognized accounting firm shall, in the absence of manifest error, be binding upon the holder of this Warrant and the Company. If there shall be a dispute as to the selection of such nationally recognized accounting firm, such firm shall be appointed by the American Institute of Certified Public Accountants, if willing, or otherwise by the American Arbitration Association, upon application by the Company or any holder or holders of at least twenty-five percent (25%) of the outstanding Warrants with notice to the others. If the computation by such independent accounting firm results in any variance in favor of the holder of this Warrant from the computation originally made by the Company, then all of the fees and expenses of such independent accounting firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by the holder of this Warrant.

                  (n) Construction. No provision of this Section 5 specifying an adjustment upon the occurrence of an event shall be construed as permitting any event which is prohibited by the terms of this Warrant, the Purchase Agreement, or otherwise.

            6. Special Put and Call Provisions. The holder of this Warrant or the Warrant Shares shall be subject to the special "put" and "call" provisions set forth in the Shareholder Agreement

            7. Preemptive Rights. The holder of this Warrant or the Warrant Shares shall have the preemptive rights set forth in the Shareholder Agreement.

            8. Notices. Any notice or other document required or permitted to be given or delivered to holders of Warrants shall be delivered or sent by certified or registered mail to each such holder at the address shown on such holder's Warrant or to such other address as shall have been furnished to the Company in writing by such holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered or sent by certified or registered mail to the principal office of the Company as set forth above, or such other address as shall have been furnished in writing, to the holders of Warrants by the Company.

            9. Definitions. The terms defined in this paragraph, whenever used in this Warrant, shall, unless the context otherwise requires, have the respective meanings hereinafter specified:

                  (a) "Commission" shall mean the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

                  (b) "Common Stock" shall mean the Company's Common Stock, $0.01 par value per share, and shall also include any capital stock of any class of the Company thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, and shall also include in case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Section 5 hereof, the stock, securities or assets provided for in such paragraph; provided that the shares purchasable pursuant to this Warrant shall include only shares of such class referred to in the first paragraph hereof designated in the Company's Certificate of Incorporation as Common Stock on the date of the original issue of this Warrant or, in case of any reorganization, reclassification, consolidation, merger or sale of assets of the character referred to in Section 5 hereof, the stock, securities or assets provided for in such paragraph.

                  (c) "Company" shall mean Integrity Media, Inc., a Delaware corporation.

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

                  (d) "Convertible Securities" shall have the meaning provided in Section 5(c).

                  (e) "Equity Percentage" is defined in the introduction to this Warrant.

                  (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission, or any other federal agency then administering such Exchange Act, thereunder, all as the same shall be in effect at the time.

                  (g) "Final Exercise Date" is defined in the introduction to this Warrant.

                  (h) "holder" shall mean the Person in whose name this Warrant is registered on the books of the Company maintained for such purpose.

                  (i) "Initial Public Offering" shall mean the first public offering of shares of the Company's Common Stock after the date hereof pursuant to a registration statement filed with the Commission.

                  (j) "Majority Holders" shall mean the holder or holders of a majority of the Warrants and Warrant Shares.

                  (k)   "Market Price" shall have the meaning provided in
Section 5(i).

                  (l)   "Options" shall have the meaning provided in Section
5(c).

                  (m) "outstanding" when used with reference to Common Stock shall mean at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock (including, but without duplication, shares deemed issued pursuant to Section 5), except shares then owned or held by or for the account of the Company or any Subsidiary of the Company.

                  (n) "Person" shall mean a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a governmental or political subdivision thereof, a governmental agency, or any other juridical entity.

                  (o) "Purchase Agreement" shall mean the Securities Purchase Agreement, dated July 8, 2004, relating to the issuance of the Senior Subordinated Notes to the Purchasers in an aggregate principal amount of $15,000,000.

                  (p) "Purchasers" is defined in the introduction to this Warrant.

                  (q) "Securities Act" shall mean the Securities Act of 1933 as amended or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

                  (r) "Senior Subordinated Notes" shall mean the Company's 12.5% Senior Subordinated Notes issued pursuant to the Purchase Agreement.

                  (s) "Shareholder Agreement" shall mean the Shareholder Agreement, dated July 8, 2004, among the Company, the Purchasers, and certain other shareholders of the Company (the "Shareholder Agreement").

                  (t) "Warrant Purchase Price" shall mean the initial purchase price of $0.01 per share of Common Stock payable upon exercise of this Warrant, as adjusted from time to time pursuant to the provisions hereof.

                  (t) "Warrant Shares" is defined in the introduction to this Warrant.

                  (u) "Warrants" shall mean this Warrant and all warrants issued in exchange, transfer or replacement thereof.

            10. Exchange, Replacement and Assignability. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company set forth above, for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by such holder hereof at the time of such surrender. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of Warrants and, in the case of any such loss, theft, destruction or mutilation, of an indemnity letter (reasonably satisfactory to the Company) of an institutional holder of such Warrants, or in other cases, of a bond of indemnity or other security satisfactory to the Company, upon surrender or cancellation of Warrants, the Company will issue to the holder hereof a new Warrant of like tenor and date, in lieu of this Warrant or such new Warrants, representing the right to purchase the number of shares which may be purchased hereunder. Subject to compliance with Section 2, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and new Warrants shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company. All expenses, taxes (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 10 shall be paid by the Company. Notwithstanding any provision of this Warrant to the contrary, the Company shall have the right to refuse to transfer this Warrant to any Person engaged in direct competition with the Company.

            11. Exchange Act Reports. If at any time the Company is registered under the Exchange Act, the Company agrees to use its best efforts to file timely all reports required to be filed by it pursuant to Section 13 or 15 of the Exchange Act and to provide such information as will permit the holder to sell any stock acquired upon exercise of this Warrant in accordance with Rule 144 under the Securities Act.

            12. Transfer Books; No Rights as Stockholder; Survival of Rights. The Company will at no time close its transfer books against the transfer of this Warrant or any Warrant Shares in any manner which interferes with the timely exercise of this Warrant. This Warrant shall not entitle the holder hereof to any voting rights or, except as expressly provided for herein with respect to dividend payments, any rights as a stockholder of the Company. The rights and obligations of the Company, of the holder of this Warrant and of any holder of Warrant Shares issued upon exercise of this Warrant pursuant to the terms of this Warrant shall survive the exercise of this Warrant.

            13. Governing Law; Amendments and Waivers; Headings. The validity, interpretation and performance of this warrant and each of its terms and provisions shall be governed by the laws of the State of Ohio which are applied to contracts to be performed entirely within that State. No provision of this Warrant may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the same is sought. The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, INTEGRITY MEDIA, INC. has caused this Warrant to be signed by its duly authorized officer and dated as of July 8, 2004.

                                    INTEGRITY MEDIA, INC.

                                    /s/ Donald S. Ellington
                                    --------------------------------------------
                                    Donald S. Ellington, Treasurer and Secretary

ACKNOWLEDGED AND AGREED:

KEY PRINCIPAL PARTNERS III LLC

/s/ Cindy J. Babitt
-----------------------------------
Cindy J. Babitt, Vice President

                                   ASSIGNMENT

                     TO BE EXECUTED BY THE REGISTERED HOLDER
                     IN ORDER TO TRANSFER THE WITHIN WARRANT

            FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

                          ____________________________
                                     (Name)

                          ____________________________
                                    (Address)

the right to purchase ______________ shares of Common Stock, covered by the within Warrant, as said shares were constituted at the date of said Warrant, and does hereby irrevocably constitute and appoint Attorney to make such transfer on the books of the Company maintained for that purpose, with full power of substitution.

                                                ________________________________
                                                          (Signature)

Dated: ___________________________, _____________

In the presence of

____________________________

                                     NOTICE

            The signature to the foregoing Assignment must correspond to the name as written upon the face of the within warrant in every particular, without alteration or enlargement or any change whatsoever.

                             FULL SUBSCRIPTION FORM

 TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO EXERCISE IN FULL THE WITHIN
                                     WARRANT

            The undersigned hereby exercises the right to purchase the shares of Common Stock covered by the within Warrant at the date of this subscription and herewith makes payment of the sum of $____________ representing the Warrant Purchase Price of $______________ per share in effect at this date. Certificates for such shares shall be issued in the name of and delivered to the undersigned, unless otherwise specified by written instructions, signed by the undersigned and accompanying this subscription.

                                            ____________________________________
                                                        (Signature)

                                            Address:____________________________
                                                    ____________________________

Dated: ________________________, _______________

                            PARTIAL SUBSCRIPTION FORM

                     TO BE EXECUTED BY THE REGISTERED HOLDER
              IN ORDER TO EXERCISE IN PART ONLY THE WITHIN WARRANT

            The undersigned hereby exercises the right to purchase shares of the total of shares of Common Stock covered by the within Warrant at the date of this subscription and herewith makes payment of the sum of $________________ representing the Warrant Purchase Price of $ __________ per share in effect at this date. Certificates for such shares and a new Warrant of like tenor and date for the balance of the shares not subscribed for shall be issued in the name of and delivered to the undersigned. Unless otherwise specified by written instructions, signed by the undersigned and accompanying this subscription.

            (The following paragraph need be completed only if the Warrant Purchase Price and number of shares of Common Stock specified in the within Warrant have been adjusted pursuant to Section 5 of the Warrant.)

The shares hereby subscribed for constitute shares of Common Stock resulting from adjustment of shares of the total of shares of Common Stock covered by the within Warrant, as said shares were constituted at the date of the Warrant, leaving a balance of shares of Common Stock, as constituted at the date of the Warrant, to be covered by the new Warrant.

                                             ___________________________________
                                                        (Signature)

                                             Address:___________________________
                                                     ___________________________

Dated: ____________________, ____________

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